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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated January 23, 2001 relating to the consolidated statements of financial condition of Wit SoundView Group, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and schedule, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (File Nos. 333-85203; 333-30084, 333-42304 and 333-51972) and the related resale prospectuses prepared in accordance with Form S-3.


/s/ ARTHUR ANDERSEN LLP

New York, New York
March 30, 2001